Exhibit 4.4


                          HEADS OF AGREEMENT TO GRANT A

                       70% INTEREST IN THE TINKA PROPERTY



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                              DESERT HOLDINGS INC.
                         1305 - 1090 West Georgia Street
                              Vancouver, BC V6E 3V7
                      Phone: 604.685-9316 Fax: 604.683.1585



                           HEADS OF AGREEMENT ("HOA")



Mr. David Henstridge, President.
Tumi Resources Limited
1305 - 1090 West Georgia Street
Vancouver. BC
V6E 3V7

(hereinafter referred to as "Tumi")

- and -

Mr. Robert O. Plenge
210 Manuel Villaran
Miratlores
Lima 18
Peru

(hereinafter referred to as "Plenge")


Dear Sirs:

Re:  Option to Earn a 70% Interest in the Tinka Prospect, Ica, Peru.

This HOA sets out the terms and conditions whereby Desert Holdings Inc. ("DHI"') can acquire up to a 70% interest in Tumi' s rights, title and interest in the Tinka exploration and mining concession in Peru (the "Tinka Claims"), as per Schedule "A" attached hereto.

The general terms and conditions of consideration for earning this interest in this HOA are as follows:

1. Tumi Warrants that it is the legal and beneficial owner or has the right to acquire 100% of the title to the Tinka Claims and that the Tinka Claims are in good standing with respect to Peruvian law. Tumi represents that there are no underlying option agreements with the Tinka Claims, other than the letter of intent agreement with Plenge dated May 31, 2002 (the "Tinka LOI"), a copy of which is attached as Schedule "'B", and with the consent of Plenge, in this agreement it can freely grant the option to DHI as contemplated by this HOA;

2. DHI is a public company listed on the TSX Venture Exchange (the "Exchange") and is in process of consolidating its common shares and completing a reactivation plan;


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3.   DHI will be granted the option to earn a 10%  interest in the Tinka  Claims over a three-year period by issuing a total of 500,000 post-consolidated common shares (the '"DHI Shares") in the capital of DHI to Plenge, as follows:

     (a) Within five days from acceptance of this HOA by the Exchange, the payment of 90,000 fully-paid post-consolidated common shares in the capital of DHI;

     (b) On the first year anniversary from the date of acceptance by the Exchange, 120,000 fully- paid post-consolidated common shares in the capital of DHI;

     (c) On the second year anniversary from the date of acceptance by the Exchange, 140,000 fully- paid post-consolidated common shares in the capital of DHI; and

     (d) On the third year anniversary from the date of acceptance by the Exchange, 150,000 fully- paid post-consolidated common shares in the capital of DHI.

     The issuance of the DHI Shares fulfills the remaining share issuance commitment of Tumi under the Tinka LOI.

4. For DHI to keep the HOA in good standing, DHI must fund a total of $US2.5 million in exploration expenditure, including underlying option payments to concession holders and government concession taxes, over a three (3) year period. DHI undertakes to spend an initial $US 130,000 including a drill program in Year l. In order to vest its interest, DHI must have spent $US2.5 million including the completion of a feasibility study regarding production on or before the end of three (3) years after acceptance of this agreement by the Exchange. The expenditure requirement under the HOA modifies the expenditure requirement under the Tinka LOI;

5. Before the commencement of the first year program, Tumi and DHI will appoint an operator for the program. The operator will submit to Tumi and DHI a program and budget for approval; however, DHI will have the final decision for the implementation and approval of such program and budget until such time as DHI has formally earned its interest;

6. Plenge will retain in total the right to a 1 % NSR from any mineral production from the Tinka Claims which can be purchasable for US$750,000;

7. Tumi and DHI will endeavor to execute a generally accepted resource property development agreement as soon as possible and in the interim this HOA will be binding;

8. It is acknowledged amongst DHI, Tumi and Plenge that any claims staked or acquired within 10 km of the boundaries of the Tinka Claims shall form part of this option agreement;

9. Tumi will agree, as soon as requested by DHI to transfer the rights and title of the Tinka Claims to an entity designated by DHI;

10. Plenge acknowledges that as long as DHI is making the share payments and incurring the expenditures then Tumi has no obligation to make any share payments or incur expenditures and the Tinka LOI will remain in good standing;


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11.  DHI has the right to withdraw from the HOA. In the event that DHI withdraws from the HOA,  then the  Tinka  LOI will  remain  effective  and Tumi  will continue with the commitments required under the Tinka LOI less what DHI has paid. Should Tumi acknowledge that it does not wish to undertake
     further   exploration   on  the  Tinka  Claims,   Tumi  will,   under  this
     circumstance, but notwithstanding that all claim fees be paid on the year of withdrawal, commit to return the Tinka Claims to Plenge or to a nominee assigned by Plenge: and

12. This is HOA is subject to acceptance for filing with the regulatory authorities.

If you are in agreement with the above please sign and return a copy of this HOA. Until a formal joint venture agreement is prepared, this HOA is binding on the parties. DHI may assign this agreement to its Peruvian subsidiary.

Yours truly,

DESERT HOLDINGS INC.

Per:
     /s/ Nick DeMare
     ---------------------------
     Authorized Signatory)

Terms are hereby acknowledged and accepted this 19th day of February, 2003 by:

TUMI RESOURCES LIMITED

Per:

/s/ Harvey Lim                          /s/ Robert O. Plenge
---------------------------------       ----------------------------------------
(Authorized Signatory)                  Robert O. Plenge


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